EXHIBIT 99.2

INDEX TO PHELPS DODGE INTERNATIONAL COMBINED FINANCIAL STATEMENTS

CONTENTS

Unaudited Financial Statements
Combined Balance Sheet as of June 30, 2007	2
Combined Statements of Income for the period ended June 30, 2006, the period January 1, 2007 through March 19, 2007 and the period March 20, 2007 through June 30, 2007	3
Combined Statements of Cash Flows for the period ended June 30, 2006, the period January 1, 2007 through March 19, 2007 and the period March 20, 2007 through June 30, 2007	4
Notes to Combined Financial Statements	5

Phelps Dodge International

Combined Balance Sheet
June 30, 2007
(Dollars in millions)

Assets
Current assets:
Cash and cash equivalents	$88.1
Accounts receivable, less allowance for doubtful accounts of $0.4	258.4
Inventories	242.5
Prepaid expenses and other current assets	15.7
Supplies	7.8
Deferred income taxes	0.9
Accounts receivable due from related parties	0.3

Total current assets	613.7

Property, plant and equipment, net	227.3
Intangible assets, net	166.5
Goodwill	142.5
Investments and long-term receivables	14.9
Other assets and deferred charges, net	0.1

Total assets	$1,165.0

Current liabilities:
Accounts payable and accrued expenses	$285.3
Short-term debt	66.3
Current deferred income taxes	5.8
Short-term debt due to related parties	2.5
Interest payable to related parties	0.3
Current portion of long-term debt	0.1

Total current liabilities	360.3

Deferred income taxes	78.3
Long-term debt	1.5
Pension and postemployment and other liabilities	11.5
Other liabilities and deferred credits	5.0

Total liabilities	456.6

Commitments and contingencies
Minority interests	44.4

Shareholders’ equity:
Capital stock and capital contribution	632.0
Retained earnings	25.2
Accumulated other comprehensive income	6.8

Total shareholders’ equity	664.0

Total liabilities and shareholders’ equity	$1,165.0

Phelps Dodge International

Combined Statement of Income
(Dollars in millions)

	Phelps Dodge Corporation
		January 1,	Freeport-McMoRan
	Six Months	2007	Copper & Gold Inc.
	Ended	to	March 20, 2007
	June 30,	March 19,	to
	2006	2007	June 30, 2007
Sales and other operating revenues
Unaffiliated customers	$531.5	$242.4	$421.0
Related parties	0.3	—	0.5

	531.8	242.4	421.5

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	482.5	210.5	359.5
Depreciation and amortization	6.9	3.2	10.8
Selling and general administrative expenses	9.8	5.6	6.3
Research and development expense	0.2	—	0.1

	499.4	219.3	376.7

Operating income	32.4	23.1	44.8
Interest expense	(4.2)	(1.3)	(2.2)
Interest expense to related parties	(0.2)	(0.3)	(0.3)
Miscellaneous income and expense, net	1.8	1.8	4.3

Income before taxes, minority interests and equity in net earnings of affiliated companies	29.8	23.3	46.6
Provision for taxes on income	(11.5)	(8.7)	(16.2)
Minority interests	(2.5)	(1.9)	(6.8)
Equity in net earnings of affiliated companies	1.3	1.3	1.6

Net income	$17.1	$14.0	$25.2

Phelps Dodge International

Combined Statement of Cash Flows
(Dollars in millions)

	Phelps Dodge Corporation
		January 1,	Freeport-McMoRan
	Six Months	2007	Copper & Gold Inc.
	Ended	to	March 20, 2007
	June 30,	March 19,	to
	2006	2007	June 30, 2007
Cash flows from operating activities:
Net income	$17.1	$14.0	$25.2
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	6.9	3.2	10.8
Deferred income taxes	(1.3)	(0.1)	(4.8)
Equity earnings in affiliated companies	(1.3)	(1.3)	(1.6)
Minority interests	2.5	1.9	6.8
Changes in current assets and liabilities:
Accounts receivable	(70.6)	(1.7)	(28.3)
Inventories	(22.2)	(47.9)	(25.8)
Supplies	1.1	(0.1)	(0.6)
Prepaid expenses and current taxes	6.7	(6.4)	0.2
Current deferred tax asset	0.1	—	—
Accounts payable	15.3	(10.7)	38.1
Accrued interest	0.1	0.1	—
Accrued income taxes	1.2	2.3	5.0
Other accrued expenses	1.9	0.5	0.6
Other, net	(6.8)	5.1	(2.0)

Net cash (used in) provided by operating activities	(49.3)	(41.1)	23.6

Cash flows from investing activities:
Capital expenditures	(6.8)	(2.8)	(6.4)
Dividends received from affiliated companies	1.0	—	0.6
Proceeds from asset dispositions	—	0.2	3.7

Net cash used in investing activities	(5.8)	(2.6)	(2.1)

Cash flows from financing activities:
Payment of debt to related parties	—	—	(17.5)
Distribution to parent	5.0	3.6	(14.2)
Proceeds from issuance of debt	47.9	11.2	22.2
Payment of debt	(1.6)	—	(0.1)
Minority interest dividends	(2.8)	(0.1)	(2.9)

Net cash provided by (used in) financing activities	48.5	14.7	(12.5)

Effect of exchange rate changes on cash and cash equivalents	4.5	0.9	3.0

Net (decrease) increase in cash and cash equivalents	(2.1)	(28.1)	12.0
Cash and cash equivalents at beginning of period	68.1	104.2	76.1

Cash and cash equivalents at end of period	$66.0	$76.1	$88.1

Phelps Dodge International

Notes to Combined Financial Statements
(June 30, 2007)

1.	Background and Basis of Presentation

General

Phelps Dodge International is an operating division of Phelps Dodge Wire & Cable Group (PDWC). PDWC is a business unit of Phelps Dodge Corporation (PDC). The combined financial statements include the following entities: Phelps Dodge Brasil, Ltda. (PD Brazil); Cobre Cerrillos S.A. (Cocesa); Phelps Dodge Suzhou Holdings, Inc.; CONDUCEN S.A.; Cables Electricos Ecuatorianos, C.A. (Cablec); Conductores Electricos de Central America, S.A. (Conelca); Electroconductores de Honduras, S.A. de C.V. (Ecohsa); Keystone Electric Wire and Cable Company Limited (equity investee); Phelps Dodge Enfield Corporation; Alambres y Cables de Panama, S.A. (Alcap); Cahosa, S.A.; Phelps Dodge Philippines, Inc. (equity investee); Phelps Dodge Yantai China Holdings, Inc.; Phelps Dodge National Cables Corporation; Phelps Dodge Thailand Limited (PD Thailand); Phelps Dodge International Corporation; Alambres y Cables Venezolanos, C.A. (Alcave); Phelps Dodge Africa Cable Corporation (Africa Cable); and their subsidiaries (the Combined Group or the Company). The Company manufactures energy cables for international markets and manufactures products in factories located in nine countries, including facilities for continuous-cast copper rod and continuous-cast aluminum rod.

Effective March 19, 2007, Freeport-McMoRan Copper & Gold Inc. (FCX) acquired PDC, which is now a wholly owned subsidiary of FCX. Accordingly, as more fully explained in Note 3, the accompanying combined financial statements reflect the application of purchase accounting, including the recording of the Company’s assets acquired and liabilities assumed at their estimated fair values as of the acquisition date.

On September 12, 2007, FCX announced that it had entered an agreement to sell the Company to General Cable Corporation for approximately $735 million, subject to adjustments.

The accompanying combined financial statements reflect the financial position, results of operations, cash flows and changes in shareholders’ equity of the Company for the period March 20, 2007 (the first day following the acquisition of PDC by FCX) through June 30, 2007. However, such combined financial statements may not necessarily reflect the Company’s financial position, results of operations and cash flows had the Company been a stand-alone company during the period presented. For purposes of these financial statements, the term “related parties” refers to PDC and its affiliates.

PDC Allocations

All allocations and estimates in the combined financial statements are based on assumptions that management believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Company had been operating on a stand-alone basis, separate of PDC. PDC allocations include the following:

Information Systems Technology

PDC manages information systems technology (IST) on an overall U.S. basis. In addition to costs incurred at the local operating level, PDC charges IST costs to its subsidiaries on the basis of a pre-determined proportion of overall department costs based on usage. PDC charged the Company $0.2 million during the period March 20, 2007 to June 30, 2007.

General Corporate Overhead

PDC provides the Company with treasury, tax, legal, internal audit and human resources services, as well as administrative support. PDC estimates that a reasonable allocation of such costs, based on apportionments relative to appropriate transaction volumes or numbers of employees, would approximate $0.2 million, which the Company has recorded in selling and general administrative expenses for the period March 20, 2007 to June 30, 2007.

Insurance Risks

FCX manages general and specific hazard and operational risks on a global basis, including workers’ compensation (except in those states or countries in which, by law, compensation for work-related injury is directed by a governmental agency). Generally, FCX retains risk of loss (through the use of self-insurance, deductibles, and

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

captive insurers) that are reasonably predictable and that do not threaten the financial stability of the Corporation. Insurance is procured for those risks that exceed the ability of the Corporation to fund or absorb within its available working capital, or for which there is little financial benefit in self-insuring. Also, in some countries, certain insurance coverage for foreign operations may be placed locally.

FCX charges the cost of insuring these risks to its operating units. Those costs include insurance premiums, self-insurance reserves, risk financing fees and taxes, and program servicing costs. Independent actuaries are engaged to assure the adequacy of self-insurance reserves for general liability, workers’ compensation liabilities and auto liabilities. Such reserves are established through intercompany charges to the operating units and retained in FCX’s accounts. Operating unit charges are based on relevant factors typically used in the insurance industry to establish insurance rates.

The accompanying Combined Statement of Income includes an allocation of the costs from FCX for insuring general and specific hazard and operational risks on a global basis, including workers’ compensation. During the period March 20, 2007 to June 30, 2007, PDC charged the Company $0.3 million. However, the accompanying financial statements do not reflect liability assumed for such losses.

Employee Benefits

Some entities within the Company administer certain pension and other employee benefit plans directly. In addition, some employees participate in certain pension and other employee benefit plans sponsored by PDC. For those employees (primarily salaried personnel in the United States (U.S.) and certain of those at international locations), separate plan information is not available as PDC manages its plans on a consolidated basis. Therefore, the Company’s annual pension and other benefit costs reflected in the accompanying combined financial statements include an allocation of PDC’s annual plan costs based on estimated plan assets and other factors being equal to a proportional share of plan obligations incurred by PDC for employees of the Company. (See Note 9 for a discussion of employee benefit plans.) However, an allocation of the assets and liabilities relating to PDC’s domestic pension plans has not been reflected in these combined financial statements.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The combined financial statements include the accounts of the Combined Group and its majority-owned subsidiaries. The ownership interests of minority participants are recorded as “Minority interests.” All significant intercompany balances and transactions within the Company have been eliminated.

Management’s Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to fair value adjustments to reflect the value of assets acquired and liabilities assumed by FCX in its acquisition of PDC; useful asset lives for depreciation and amortization; postemployment, postretirement and other employee benefit liabilities; allowance for doubtful accounts; valuation allowance for deferred tax assets; reserves for contingencies and litigation; and fair value of financial instruments. Management bases its estimates on the Company’s historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Foreign Currency Translation

The Company’s foreign entities primarily utilize the relevant local currency as their functional currency. Accordingly, the assets and liabilities of these entities are translated at exchange rates in effect at the end of the period, while revenues and expenses are translated at average rates in effect for the period. The related translation gains or losses are included in accumulated other comprehensive loss within shareholders’ equity.

For Ecuador, Honduras, Venezuela and Zambia operations, transactions are predominately in U.S. dollars. Monetary assets and liabilities are translated at current exchange rates, and fixed assets and other non-monetary

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

assets and liabilities are translated at historical rates. Gains and losses resulting from translation of the above-mentioned operations’ financial statements are included in operating results, as are gains and losses incurred on foreign currency transactions.

Statement of Cash Flows

For the purpose of preparing the Combined Statement of Cash Flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories acquired in connection with the acquisition of PDC by FCX were valued using estimated cash flows based on estimated selling prices less selling and completion costs and a reasonable profit allowance (see Note 3).

Inventories are valued using the average cost method for substantially all inventories. Costs include raw materials, direct and indirect production costs, and depreciation. General and administrative costs for division and corporate offices are not included in inventory values.

Cost for substantially all supplies is determined on the basis of average actual cost or most current actual cost depending on location. Supplies are analyzed periodically, and a provision is made for items considered to be obsolete or slow moving.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Cost of significant assets includes fair values assigned as part of the acquisition of PDC by FCX (see Note 3) and capitalized interest incurred during the construction and development period. Expenditures for replacements and betterments are capitalized. The Company’s policy for repair and maintenance costs incurred in connection with periodic, planned, major maintenance activities is to charge such costs to operations when incurred. Gains or losses resulting from sales or disposals of fixed assets are recorded in the Combined Statement of Income when realized.

Property, plant and equipment are depreciated using the straight-line method over the estimated lives of three to five years for office and transportation equipment; 10 years for general machinery, equipment, and furniture and fixtures; 20-40 years for buildings, or the estimated life of the operation, if shorter.

Intangible Assets

Intangible assets include values assigned to customer relationships, favorable contract terms and trade names as valued on March 19, 2007, when FCX acquired PDC (see Note 3). These assets are amortized over the projected periods benefited, which range from a month to 11 years.

Goodwill

Goodwill has indefinite useful lives and is not amortized, but rather tested at least annually for impairment, unless events occur or circumstances change between annual tests that would more likely than not reduce the fair value of a related reporting unit below its carrying amount. Goodwill resulted from the FCX acquisition of PDC on March 19, 2007 (see Note 3), and no impairment test has occurred or is warranted as of June 30, 2007.

Impairments

The Company evaluates long-term assets other than goodwill for impairment when events or changes in economic circumstances indicate the carrying amount of such assets may not be recoverable. Identifiable intangible assets are evaluated at least annually for impairment. The Company uses an estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life to measure whether the assets are recoverable and measures any impairment by reference to fair value. Fair value is generally estimated using the Company’s expectation of discounted net cash flows. Long-term assets to be disposed of are carried at the lower of cost or fair value less the costs of disposal. No impairment test has occurred or was warranted from the period from March 20, 2007 through June 30, 2007.

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

Revenue Recognition

The Company sells its products pursuant to customer orders or sales contracts entered into with its customers. Revenue is recognized when title and risk of loss pass to the customer and when collectibility is reasonably assured. The passing of title and risk of loss to the customer are based on terms of the customer orders or sales contract, generally upon shipment of product. Product pricing is based upon prevailing market prices. The Company issues rebates to customers who obtain a specified level of volume purchased. Rebates and cash discounts are recorded based on expected sales volumes as a reduction to sales and other operating revenues and totaled approximately $6.7 million for the period March 20, 2007 to June 30, 2007.

Shipping and Handling Fees and Costs

Amounts billed to customers for shipping and handling are included in sales and other operating revenues. Amounts incurred for shipping and handling are included in costs of products sold.

Hedging Programs

The Company does not purchase, hold or sell derivative financial instruments unless it has an existing asset or obligation or anticipates a future activity that is likely to occur that will result in exposing the Company to market risk. Derivative financial instruments are used to manage well-defined commodity price and foreign exchange risks from the Company’s primary business activities. For a discussion on why the Company uses derivative financial instruments, year-end derivative positions and related financial results, refer to Note 10, Derivative Financial Instruments and Fair Value of Financial Instruments.

The Company recognizes all derivative financial instruments as assets and liabilities and measures them at fair value. Changes in the fair value of derivatives that are economic hedges are recognized currently in earnings.

Income Taxes

PDWC’s domestic subsidiaries have been included in PDC’s consolidated U.S. federal income tax returns as well as certain of PDC’s consolidated state income tax returns. The Company’s foreign entities file separate income tax returns with the applicable foreign taxing authorities. The provision for income taxes in the accompanying Combined Statement of Income has been calculated on a separate company basis for the Company.

The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes,” for accounting and reporting income taxes. Changes in tax rates and laws are reflected in operations in the period such changes are enacted. Balance sheet classification of deferred income taxes is determined by the balance sheet classification of the related asset or liability. In addition to charging income for taxes actually paid or payable, the provision for income taxes reflects deferred income taxes resulting from changes in temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. A valuation allowance is provided for any deferred tax assets for which realization is unlikely. The effect on deferred income taxes of a change in tax rates and laws is recognized in income in the period that such changes are enacted.

Pension, Postretirement and Postemployment Plans

The Company’s domestic employees as well as certain of its foreign employees participate in certain of PDC’s defined benefit pension plans. Additionally, the Company sponsors a defined benefit pension plan at its Thailand subsidiary. The applicable plan design determines the manner in which the benefits are calculated for any particular group of employees. With respect to certain of these plans, the benefits are calculated based on final average monthly compensation and years of service. In the case of other plans, the benefits are calculated based on a fixed amount for each year of service. PDC’s and the Company’s respective funding policies provide that contributions to the pension trusts shall be at least equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974 for U.S. plans or, in the case of its foreign subsidiary, the minimum legal requirements in the particular country. Additional contributions also may be made from time to time.

The Company participates in postretirement health care and life insurance benefit plans sponsored by PDC covering most of PDC’s U.S. employees and, in some cases, employees of foreign subsidiaries. Postretirement benefits vary among plans, many of which require contributions from employees. The benefits are generally

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

accounted for on an accrual basis, and the funding policy provides that contributions shall be at least equal to the cash basis obligation. Additional contributions may also be made from time to time.

The Company also participates in certain postemployment benefit plans sponsored by PDC covering most of PDC’s U.S. employees and, in some cases, employees of foreign subsidiaries. The benefit plans may provide long-term disability income, health care, life insurance, continuation of health and life insurance coverage for disabled employees or other welfare benefits. Additionally, certain foreign subsidiaries accrue for the cost of terminating employees pursuant to local legal requirements. The Company accounts for these benefits on an accrual basis and its funding policy provides that contributions shall be at least equal to its cash obligation. Additional contributions may also be made from time to time.

New Accounting Standards

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 did not have a material impact on the financial statements of the Company.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, “Fair Value Measurements,” which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 establishes a common definition of fair value, provides a framework for measuring fair value under U.S. generally accepted accounting principles (GAAP) and expands disclosure requirements about fair value measurements. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, the adoption of SFAS No. 157 will have on its financial reporting and disclosures.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities — Including an amendment of FASB No. 115,” which permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective for fiscal years beginning after November 15, 2007, with early adoption allowed. The Company has not yet determined the impact, if any, that adopting this standard might have on its financial statements.

3.	Acquisition of PDC

On March 19, 2007, FCX purchased PDC for approximately $26 billion, which was funded through a combination of common shares issued, borrowings under a senior credit facility, proceeds from the offering of senior notes and available cash resources. The acquisition has been accounted for under the purchase method of accounting as required by SFAS No. 141, “Business Combinations.” In accordance with the purchase method of accounting, the purchase price paid was determined at the date of the public announcement of the transaction and has been allocated to the assets acquired and liabilities assumed, including those of the Company, based upon their estimated fair values on the closing date of March 19, 2007. The estimated fair values reflected in these combined financial statements were based on preliminary estimates and are subject to change as FCX completes its analysis. In valuing acquired assets and assumed liabilities, fair values have been based on, but not limited to quoted market prices, where available; expected future cash flows; current replacement cost for similar capacity for certain fixed assets; market rate assumptions for contractual obligations; and appropriate discount rates and growth rates. The excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill.

Of the approximate $26 billion purchase price, approximately $646 million has been allocated to the Company to reflect the estimated fair values of the assets acquired and liabilities assumed at March 19, 2007. A preliminary allocation of the purchase cost has been made to major categories of assets and liabilities in the accompanying unaudited combined financial statements based on FCX’s estimates. The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. This final valuation will be based on the actual tangible and identifiable intangible assets that existed as of the closing date of the transaction. Any final adjustment will change the allocations of the purchase price, which could affect the fair value assigned to the Company’s assets acquired and liabilities assumed and could result in a change to the amortization

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

of tangible and identifiable intangible assets. Following is a summary of the preliminary purchase price allocation as of June 30, 2007:

			Estimated
	Historical	Fair Value	Fair
	Balances	Adjustments	Values

Cash and cash equivalents	$76.1	$—	$76.1
Accounts receivable	221.1	1.4	222.5
Inventories(a)	177.1	40.8	217.9
Property, plant and equipment	100.9	127.8	228.7
Intangibles	0.1	170.6	170.7
Other assets	56.2	(11.4)	44.8
Allocation to goodwill	—	142.5	142.5

Total assets	631.5	471.7	1,103.2
Accounts payable and accrued liabilities	230.6	—	230.6
Debt (current and long-term)	64.7	—	64.7
Deferred income taxes (current and long-term)(b)	1.4	104.9	106.3
Other liabilities	15.6	(0.2)	15.4
Minority interests	40.0	—	40.0

Total	$279.2	$367.0	$646.2

a.	Inventories were valued using estimated discounted cash flows based on estimated selling prices less selling and completion costs and a reasonable profit allowance.

b.	Deferred income taxes have been recognized based on the estimated fair value adjustments to net assets.

FCX has not identified any material pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.

4.	Supplementary Financial Information

The following tables summarize supplementary balance sheet information as of June 30, 2007:

Inventories
Metals and other raw materials	$147.7
Work in process	13.2
Finished manufactured products	81.6

$242.5

Property, Plant and Equipment, net
Buildings, machinery and equipment	$199.4
Land	36.5

Total property, plant and equipment	235.9
Accumulated depreciation	(8.6)

$227.3

Accounts payable and accrued expenses
Trade payables	$229.5
Accrued income taxes	22.4
Salaries, wages and other compensation	4.1
Accrued freight	2.5
Other accrued taxes	1.8
Accrued interest	1.2
Other	23.8

$285.3

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

The following table summarizes supplementary cash flow information for the period March 20, 2007 to June 30, 2007:

Interest payments	$2.3
Tax payments, net of refunds	$14.1

5.	Miscellaneous Income and Expense, Net

The following table summarizes miscellaneous income and expense, net for the period March 20, 2007 to June 30, 2007:

Foreign currency exchange gain	$3.5
Interest income	0.6
Other	0.2

$4.3

6.	Investments and Long-Term Receivables

Investments and long-term receivables at June 30, 2007, follow:

Equity-basis investments:
Phelps Dodge Philippines — Philippines (40)%	$7.5
Keystone Electric Wire and Cable — Hong Kong (20)%	2.8
PDTL Trading Company — Thailand (49)%	1.8
Colada Continua Chilena — Chile (41)%	1.5
Thai Copper Rod — Thailand (25)%	0.8
Notes and other receivables	0.5

$14.9

Equity earnings of affiliated companies for the period March 20, 2007, to June 30, 2007, were $1.6 million. Dividends received for the period March 20, 2007, to June 30, 2007, were $0.6 million.

7.	Income Taxes

Income tax expense in these combined financial statements has been calculated on a separate tax return basis for the Company.

Geographic sources of income before taxes, minority interests in entities of the Combined Group and equity in net earnings of affiliated companies during the year ended December 31, 2006, follows:

United States	$7.5
Foreign	39.1

$46.6

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

The provision (benefit) for taxes on income for the period March 20, 2007 to June 30, 2007, follows:

Current:
Federal	$2.4
State	0.6
Foreign	18.0

21.0

Deferred:
Federal	(0.2)
Foreign	(4.6)

(4.8)

$16.2

A reconciliation of the U.S. federal statutory tax rate to the effective tax rate for the period March 20, 2007 to June 30, 2007, follows:

Expense (benefit)
U.S. federal statutory tax rate	35.0%
State and local income taxes	0.8
Effective international tax rate	(1.0)

34.8%

The Company has Brazilian net operating loss carryforwards of approximately $14 million that do not expire. The Brazilian net operating loss carryforwards can only be used to offset 30 percent of taxable income in any given year.

PDC’s consolidated U.S. federal income tax returns for the years 2003, 2004 and 2005 are currently under examination by the Internal Revenue Service. No significant issues have been raised with respect to the current audit.

Deferred income tax assets (liabilities) comprised the following at June 30, 2007:

Accrued liabilities	$8.0
Net operating loss carryforwards	4.6
Goodwill	2.7

Deferred tax assets	15.3
Valuation allowance	(0.9)

Net deferred tax assets	14.4

Depreciation and amortization	(89.0)
Inventories	(8.6)

Deferred tax liabilities	(97.6)

$(83.2)

Income taxes have not been provided on the Company’s share of undistributed earnings of approximately $125 million at June 30, 2007, for international manufacturing interests over which the Company has sufficient influence to control the distribution of such earnings. The Company has determined that such earnings have been reinvested indefinitely. These earnings could become subject to additional tax if they were remitted as dividends, if foreign earnings were lent to any of the Company’s U.S. entities, or if stock in the entities were sold. It is estimated that repatriation of these foreign earnings would generate additional foreign withholding tax and U.S. taxes of approximately $17 million and $1.0 million, respectively (after applying U.S. foreign tax credits).

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

8.	Debt

Third-Party Short-Term Debt

Short-term borrowings were $66.3 million at June 30, 2007. The weighted average interest rate on the short-term debt at June 30, 2007 was 5.73 percent. All of the Company’s short-term debt is incurred at its international locations.

Related Parties

Short-term debt due to related parties at June 30, 2007, is summarized below:

Short-term debt payable to a related party, interest at 5%, principal and interest due in full December 2007	$2.5

Third Party

Long-term debt at June 30, 2007, is summarized below:

Long-term debt, interest at 6-month LIBOR plus 2.34% (7.74% at June 30, 2007), interest due semi-annually, principal due in full March 2011	$1.5

9.	Employee Benefit Plans

Pension Plans

The Company’s and PDC’s pension and retirement plans for salaried employees cover substantially all U.S. employees and certain employees of the Company’s international subsidiaries. Benefits are based on years of service and depending on the plan, either a final average salary or a fixed amount for each year of service. Participants generally vest in their benefits after five years of service.

For those personnel who participate in PDC’s pension plans, separate information is not readily available as PDC manages such plans on a consolidated basis. Therefore, the Company’s annual pension costs reflected in these combined financial statements represent an allocation of PDC’s pension plan annual costs (based on estimated plan assets being equal to a proportional share of plan obligations incurred by PDC for employees of the Company) and may not necessarily be indicative of amounts had the Company operated autonomously.

PDC’s pension plans were valued between December 1, 2006 and January 1, 2007. The majority of plan assets are invested in a diversified portfolio of stocks, bonds and cash or cash equivalents. A small portion of the plans’ assets is invested in pooled real estate and other private corporate investment funds.

The Company also provides various other pension benefits related to its Thailand subsidiary under a plan which is government mandated. In this foreign plan, the accumulated benefit obligations exceed the plan assets (underfunded plan). The following table presents the obligation of the foreign plan at June 30, 2007:

Projected benefit obligation	$5.2
Accumulated benefit obligation	$3.1

The following table presents the change in benefit obligation, change in plan assets and the funded status of the foreign pension plan at June 30, 2007:

Change in benefit obligation:
Benefit obligation at March 19, 2007	$4.5
Services cost — benefits earned during the period	0.1
Interest cost on benefit obligation	0.1
Benefits paid	(0.1)
Currency translation adjustment and other	0.6

Benefit obligation at June 30, 2007	$5.2

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

Change in plan assets:
Fair value of plan assets at March 19, 2007	$—
Employer contributions	0.1
Benefits paid	(0.1)

Fair value of plan assets at June 30, 2007	$—

Funded status	$(5.2)

Assumptions at June 30, 2007
Discount rate	6.0%
Rate of increase in salary levels	6.0%

At June 30, 2007, the amounts recognized in the balance sheet consist of:

Accounts payable and accrued expenses (current liabilities)	$0.3
Other liabilities and deferred credits (noncurrent liabilities)	4.9

$5.2

The following table presents the listed components of net periodic benefit cost for the period March 20, 2007 to June 30, 2007, for the Company’s Thailand subsidiary:

Net periodic benefit cost:
Service cost — benefits earned during the period	$0.1
Interest cost on benefit obligation	0.1

Net periodic benefit cost	$0.2

Assumptions at the beginning of period
Discount rate	6.0%
Rate of increase in salary levels	6.0%

Postretirement Benefits

The Company’s U.S. employees participate in postretirement medical and life insurance benefit plans administered by PDC. These plans provide medical insurance benefits for many employees retiring from active service. In January 2005, PDC announced its decision to eliminate retiree life insurance coverage for all active salaried and hourly non-bargained employees who retire on or after January 1, 2006.

Life insurance benefits for retirees also are available pursuant to the terms of certain collective bargaining agreements. The majority of the premiums of such life insurance benefits were paid out of a previously established life insurance funding arrangement (LIFA) maintained by an insurance company. Beginning February 1, 2005, new employees hired or rehired by the Company will not be eligible to receive retiree medical coverage, unless otherwise provided pursuant to the terms of a collective bargaining agreement.

Separate information is not readily available for all the plans as PDC manages some of the plans on a consolidated basis. Therefore, the Company’s annual postretirement costs reflected in the Combined Statement of Income include an allocation of the PDC plans’ annual costs (based on a proportional share of plan obligations incurred by PDC for employees of the Company) and may not necessarily be indicative of amounts that would have been incurred had the Company operated autonomously or as an entity separate of PDC.

Postemployment Benefits

The Company has mandatory severance benefit plans primarily in Chile, Costa Rica, Zambia, Venezuela and Ecuador. The accumulated postemployment benefit obligation at June 30, 2007, consisted of a current portion of $1.0 million (included in accounts payable and accrued expenses) and a long-term portion of $6.5 million (included in pension and postemployment liabilities).

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

Savings Plan

The Company’s U.S. employees are eligible to participate in a savings plan sponsored by PDC. The plans allow employees to contribute a portion of their pre-tax income in accordance with specified guidelines. The principal savings plan is a qualified 401(k) plan for all U.S. salaried and non-bargained hourly employees. In this plan, participants exercise control and direct the investment of their contributions and account balances among a broad range of investment options. Participants may also direct their contributions into a brokerage option through which they can invest in stocks, bonds and mutual funds. Participants, with the exception of certain officers and other insiders, may change investment direction or transfer existing balances at any time without restriction. PDC matches a percentage of employee pre-tax deferral contributions up to certain limits.

10.	Derivative Financial Instruments and Fair Values of Financial Instruments

The Company does not purchase, hold or sell derivative contracts unless it has an existing asset, obligation or anticipates a future activity that is likely to occur and will result in exposing the Company to market risk. The Company does not enter into contracts for speculative purposes. The Company will use various strategies to manage market risk, including the use of derivative contracts to limit, offset or reduce market exposure. Derivative instruments are used to manage well-defined base metal and foreign exchange risks from the Company’s primary business activities. The fair values of the Company’s derivative instruments are based on valuations by third parties, purchased derivative pricing models or widely published market closing prices at June 30, 2007. A summary of the derivative instruments used by the Company follows.

Foreign Currency Hedging

The Combined Group transacts business in many countries and several foreign currencies. Consequently, the Company enters into various forward exchange contracts to manage its exposure against adverse changes in foreign exchange rates. In the process of protecting its transactions, the Company may use a number of offsetting currency contracts. Because of the nature of the hedge settlement process, the net hedge value rather than the sum of the face value of outstanding contracts is a more accurate measure of market risk from the use of such contracts.

At June 30, 2007, the Company had economic forward exchange contracts in place totaling $12 million maturing through September 2007. Hedge gains or losses from these contracts are recognized in cost of products sold. The Company did not have any significant unrealized gains or losses during the period March 20, 2007 to June 30, 2007.

Metal Purchase Hedging

The Company may enter into metal (aluminum, copper and lead) swap contracts to hedge its exposure on fixed-price sales contracts to allow it to lock in the cost of the metal used in cable sold to customers at fixed prices. These swap contracts are generally settled during the month of finished product shipment and result in a net London Metal Exchange (LME) metal price consistent with that agreed with the Company’s customers. Hedge gains or losses from the swap contracts are recognized in cost of products sold.

At June 30, 2007, the Company had approximately 57 million pounds of swap contracts in place maturing through October 2009 with a fair value of $9.4 million. During the period March 20, 2007 to June 30, 2007, the Company recognized $3.8 million as a reduction to cost of products sold related to these economic hedges.

Fair Values of Financial Instruments

The fair values of the Company’s financial instruments are believed to be similar to the carrying amounts on the Combined Balance Sheet because of their generally short-term nature.

Credit Risk

The Company is exposed to credit loss in cases when the financial institutions in which it has entered into derivative transactions are unable to pay when funds are owed. To minimize the risk of such losses, FCX only uses highly rated financial institutions that meet certain requirements. FCX also periodically reviews the credit worthiness of these institutions to ensure that they are maintaining their ratings. The Company does not anticipate that any of the financial institutions that FCX or it has dealt with will default on their obligations.

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

11.	Commitments

The Company leases land, buildings and equipment under long-term agreements. Rental expense under operating leases was $1.1 million for the period March 20, 2007 to June 30, 2007. The following table shows the future minimum lease payments due under non-cancelable operating leases at June 30, 2007:

Year 1	$1.7
Year 2	1.5
Year 3	1.3
Year 4	0.6

$5.1

At June 30, 2007, the Company’s future sub-lease income is $0.3 million in years one through three.

12.	Contingencies

In the normal course of business, the Company is subject to proceedings, lawsuits and other claims, including proceedings under laws and government regulations related to environmental and other matters. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, the Company is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters as of June 30, 2007. While these matters could affect the future operating results, the Company believes that any monetary liability or financial impact to the Company would not be material to the combined financial statements.

Standby Letters of Credit, Guarantees and Surety Bonds

The following table summarizes commercial commitments at June 30, 2007:

Standby letters of credit	$116.5
Sales performance guarantees	55.2
Surety bonds	5.2
Other guarantees	0.4
Asset pledges	6.8

$184.1

Standby letters of credit were issued primarily in support of copper cathode commitments or obligations. Sales performance guarantees were primarily at the Company’s Thailand subsidiary. Such guarantees are required by several key customers, mainly large utilities and certain contractors, for the performance of the Company’s products over a stipulated period after installation of these products.

The Company currently has labor agreements covering most of its international manufacturing plants. The Company employed approximately 3,000 people. Below is a list of the operations that have employees who are represented by unions, along with the approximate number of employees represented and the expiration date of the applicable union agreements.

		Number of
	Number	Union-
	of	Represented	Expiration
	Unions	Employees	Date

Luanshya, Zambia	1	72	Jun-07
Poços de Caldas and São Paolo, Brazil	2	471	Aug-07 & Oct-07
Valencia, Venezuela	1	380	Jul-09
Santiago, Chile	2	166	Sept-10

Negotiations have been finalized in regard to the labor agreement in Luanshya, Zambia; however, the Company is awaiting final approval by the Ministry of Labor. Negotiations are ongoing in regard to the two labor agreements in Poços de Caldas and São Paolo, Brazil.

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

Legal Proceedings

From time to time, the Company is involved in legal proceedings arising in the ordinary course of business. The Company believes that there is no litigation pending that should have, individually or in the aggregate, a material adverse effect on its financial position or results of operations.

13.	Related Party Transactions

The Company sells certain products to the mining business of PDC. Sales of these products are at the same prices charged to third-party customers and totaled $0.5 million for the period March 20, 2007 to June 30, 2007.

As of June 30, 2007, the Company had accounts receivable due from related parties of $0.3 million for products sold to the mining business of PDC.

14.	Business Segment Data

The Company produces engineered products principally for the global energy sector. Its operations are characterized by products with internationally competitive costs and quality, and specialized engineering capabilities. Its factories, which are located in nine countries, manufacture energy cables for international markets. The Company has six reportable segments. The reportable segments correspond with the Company’s organizational and management reporting structure.

Unallocated corporate overhead costs, sales office costs, minor investments, dividend income, U.S. taxes, intercompany eliminations, corporate headquarter assets and intercompany accounts are included in Corporate, Other & Eliminations in the segment data presented below.

The following tables provide a summary of financial data by geographic area for the period March 20, 2007 to June 30, 2007.

Sales and other operating revenues:
Brazil	$76.6
Zambia	49.4
Costa Rica	71.1
Thailand	61.9
Venezuela	62.8
Chile	35.5
South Africa	26.4
United States	19.7
Ecuador	9.2
China	7.7
Other	1.2

$421.5

Long-lived assets at June 30, 2007:
United States	$149.2
Brazil	73.1
Thailand	59.2
Venezuela	34.3
Chile	31.3
Costa Rica	11.6
Zambia	11.8
China	8.6
Other	5.7

$384.8

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

Revenue is attributed to countries based on the origin of material sold.

The following table provides a summary of financial data by business segments for the period March 20, 2007 to June 30, 2007.

							Corporate,
			PD			Africa	Other &
	Cocesca	Conducen	Thailand	Alcave	PD Brazil	Cable	Eliminations	Total

Sales and other operating revenues:
Unaffiliated customers	$35.0	71.1	61.9	62.8	76.6	49.4	64.2	421.0
Intersegment and related parties	$93.5	0.3	5.6	12.5	6.1	16.9	(134.4)	0.5
Depreciation, depletion and amortization	$0.9	0.8	3.0	2.2	2.1	0.8	1.0	10.8
Operating income	$2.5	6.6	11.1	10.4	1.1	2.2	10.9	44.8
Interest income	$—	0.1	—	—	0.1	0.1	0.3	0.6
Interest expense (including related parties)	$1.1	—	1.1	0.2	—	0.2	(0.1)	2.5
Provision for taxes on income	$0.2	2.3	2.7	3.6	0.4	0.6	6.4	16.2
Minority interests in entities of the Combined Group	$—	—	—	—	—	1.5	5.3	6.8
Equity in net earnings of affiliated companies	$—	—	—	—	—	—	1.6	1.6
Equity basis investments at June 30	$1.5	—	0.8	—	—	—	12.1	14.4
Assets at June 30	$136.4	126.0	232.3	172.1	205.4	102.3	190.6	1,165.0
Capital expenditures	$1.3	1.1	0.7	1.8	0.6	0.5	0.4	6.4

15.	Subsequent Events

During the third quarter of 2007, PDC acquired minority shareholders’ interests in the following entities included in the Combined Group:

	Minority
	Shareholders’	Purchase
Description of Entity	Interests Acquired	Price

CONDUCEN, S.A.	19.64%	$25.7
Electroconductores de Honduras, S.A. de C.V. (Ecohsa)	39.16%	8.4
Cahosa, S.A.	21.92%	0.5
Alambres y Cables de Panama, S.A. de C.V. (Alcap)	21.92%	0.4

Total		$35.0

Allocation of the related purchase price has not been finalized.

Phelps Dodge International

Notes to Combined Financial Statements
(March 19, 2007)

1.	Background and Basis of Presentation

General

Phelps Dodge International is an operating division of Phelps Dodge Wire & Cable Group (PDWC). PDWC is a fully integrated business unit of Phelps Dodge Corporation (PDC or the Corporation). The combined financial statements include the following entities: Phelps Dodge Brasil, Ltda. (PD Brazil) ; Cobre Cerrillos S.A. (Cocesa); Phelps Dodge Suzhou Holdings, Inc.; CONDUCEN S.A.; Cables Electricos Ecuatorianos, C.A. (Cablec); Conductores Electricos de Central America, S.A. (Conelca); Electroconductores de Honduras, S.A. de C.V. (Ecohsa); Keystone Electric Wire and Cable Company Limited (equity investee); Phelps Dodge Enfield Corporation; Alambres y Cables de Panama, S.A. (Alcap); Cahosa, S.A.; Phelps Dodge Philippines, Inc. (equity investee); Phelps Dodge Yantai China Holdings, Inc.; Phelps Dodge National Cables Corporation; Phelps Dodge Thailand Limited (PD Thailand); Phelps Dodge International Corporation; Alambres y Cables Venezolanos, C.A. (Alcave); Phelps Dodge Africa Cable Corporation (Africa Cable); and their subsidiaries (the Combined Group or the Company). The Company manufactures energy cables for international markets and manufactures products in factories located in nine countries, including facilities for continuous-cast copper rod and continuous-cast aluminum rod.

The unaudited combined financial information of the Company presented herein has been prepared in accordance with the instructions to Form 10-Q and does not include all of the information and note disclosures required by U.S. generally accepted accounting principles (GAAP). Therefore, this information should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2006. This information reflects all adjustments that are, in the opinion of management, necessary to a fair statement of the results for the interim periods reported. The results of operations for the period January 1, 2007 to March 19, 2007, are not necessarily indicative of the results to be expected for the full year.

The accompanying combined financial statements reflect the results of operations and cash flows of the Company. However, such combined financial statements may not necessarily reflect the Company’s results of operations and cash flows had the Company been a stand-alone company during the period presented. For purposes of these financial statements, the term “related parties” refers to PDC and its affiliates.

PDC Allocations

All allocations and estimates in the combined financial statements are based on assumptions that management believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Company had been operating on a stand-alone basis, separate of PDC.

Insurance Risks

PDC manages general and specific hazard and operational risks on a global basis, including workers’ compensation (except in those states or countries in which, by law, compensation for work-related injury is directed by a governmental agency). Generally, PDC retains risk of loss (through the use of self-insurance, deductibles, and captive insurers) that are reasonably predictable and that do not threaten the financial stability of the Corporation. Insurance is procured for those risks that exceed the ability of the Corporation to fund or absorb within its available working capital, or for which there is little financial benefit in self-insuring. Also, in some countries, certain insurance coverage for foreign operations may be placed locally.

PDC charges the cost of insuring these risks to its operating units. Those costs include insurance premiums, self-insurance reserves, risk financing fees and taxes, and program servicing costs. Independent actuaries are engaged to assure the adequacy of self-insurance reserves for general liability, workers’ compensation liabilities and auto liabilities. Such reserves are established through charges to the operating units and retained in PDC’s accounts. Operating unit charges are based on relevant factors typically used in the insurance industry to establish insurance rates.

The accompanying Combined Statement of Income includes an allocation of the costs from PDC for insuring general and specific hazard and operational risks on a global basis, including workers’ compensation.

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

Employee Benefits

Some entities within the Company administer certain pension and other employee benefit plans directly. In addition, some employees participate in certain pension and other employee benefit plans sponsored by PDC. For those employees (primarily salaried personnel in the United States (U.S.) and certain of those at international locations), separate plan information is not available as PDC manages its plans on a consolidated basis. Therefore, the Company’s pension and other benefit costs reflected in the accompanying combined financial statements include an allocation of PDC’s annual plan costs based on estimated plan assets and other factors being equal to a proportional share of plan obligations incurred by PDC for employees of the Company.

Information Systems Technology

PDC manages information systems technology (IST) on an overall U.S. basis. In addition to costs incurred at the local operating level, PDC charges IST costs to its subsidiaries on the basis of a pre-determined proportion of overall department costs based on usage.

General Corporate Overhead

PDC provides the Company with treasury, tax, legal, internal audit and human resources services, as well as administrative support. PDC estimates that a reasonable allocation of such costs, based on apportionments relative to appropriate transaction volumes or numbers of employees, would approximate $1 million, which the Company has recorded in selling and general administrative expenses for the period January 1, 2007 to March 19, 2007.

2.	New Accounting Standards

Effective January 1, 2007, the Company adopted Statement of Accounting Standards (SFAS) No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140,” which eliminates the exemption from applying SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to interests on securitized financial assets so that similar instruments are accounted for similarly regardless of the form. This Statement also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. The adoption of SFAS No. 155 did not have a material impact on the Company’s financial reporting and disclosures.

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 did not have a material impact on the financial statements of the Company.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 establishes a common definition of fair value, provides a framework for measuring fair value under U.S. GAAP and expands disclosure requirements about fair value measurements. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, the adoption of SFAS No. 157 will have on its financial reporting and disclosures.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities — Including an amendment to FASB No. 115,” which permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective for fiscal years beginning after November 15, 2007, with early adoption allowed. The Company has not yet determined the impact, if any, that adopting this standard might have on its financial statements.

3.	Income Taxes

Income tax expense in these combined financial statements has been calculated on a separate tax return basis for the Company.

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

Geographic sources of income before taxes, minority interests in entities of the Combined Group and equity in net earnings of affiliated companies for the period January 1, 2007 to March 19, 2007, follows:

United States	$4.1
Foreign	19.2

$23.3

The provision (benefit) for taxes on income for the period January 1, 2007 to March 19, 2007, follows:

Current:
Federal	$1.3
State	0.3
Foreign	7.2

8.8

Deferred:
Foreign	(0.1)

$8.7

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 did not have a material impact on the financial statements of the Company. Following adoption of FIN 48, the Company no longer classifies interest and penalties accrued for unrecognized tax benefits within the calculation of the provision for income taxes. The following provides a summary of the activity for the period January 1, 2007 to March 19, 2007 associated with the reserve for unrecognized tax benefits, interest and penalties:

	Unrecognized
	Tax Benefit	Interest	Penalties

Balance at beginning of period	$1.7	$0.1	$0.1
Additions through March 19, 2007	—	—	—

Balance at March 19, 2007	$1.7	$0.1	$0.1

The reserve for unrecognized tax benefits of $1.7 million at March 19, 2007, includes $1.7 million that, if recognized, would reduce the Company’s provision for income taxes.

The Company’s domestic entities have been included in PDC’s consolidated U.S. federal income tax returns as well as certain of PDC’s consolidated state income tax returns. The Company’s foreign entities file separate tax

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

returns with the applicable foreign taxing authorities. The tax years of the Company’s entities that remain subject to examination are as follows:

Years
	Under	Additional
Jurisdiction	Exam	Open Years

Brazil	—	2002-2006
Chile	—	2002-2007
China	—	unlimited
Costa Rica	2003-2004	2003-2006
Guatemala	—	2002-2006
Honduras	—	2002-2006
El Salvador	—	2002-2006
Panama	—	2004-2006
Colombia	—	1996-2006
Ecuador	—	2002-2006
Philippines	—	2004-2006
Thailand	2006	2006-2011
Venezuela	—	2003-2006
Zambia	—	2001-2006
South Africa	—	2000-2006

The Company has not identified any uncertain tax position for which it is reasonably possible that the total amount of unrecognized tax benefit will significantly increase or decrease within the 12-month period following the date of adoption.

4.	Employee Benefit Plans

The net periodic benefit cost for the period January 1, 2007 to March 19, 2007, for the Company’s Thailand subsidiary was $0.1 million for interest and service costs.

5.	Business Segment Data

The Company produces engineered products principally for the global energy sector. Its operations are characterized by products with internationally competitive costs and quality, and specialized engineering capabilities. Its factories, which are located in nine countries, manufacture energy cables for international markets. The Company has six reportable segments. The reportable segments correspond with the Company’s organizational and management reporting structure.

Unallocated corporate overhead costs, sales office costs, minor investments, dividend income, U.S. taxes, intercompany eliminations, corporate headquarter assets and intercompany accounts are included in Corporate, Other & Eliminations in the segment data presented below.

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

The following table provides a summary of financial data by business segments for the period January 1, 2007 to March 19, 2007.

							Corporate,
			PD			Africa	Other &
	Cocesca	Conducen	Thailand	Alcave	PD Brazil	Cable	Eliminations	Total

Sales and other operating revenues:
Unaffiliated customers	$21.5	40.4	32.0	37.9	36.2	31.6	42.8	242.4
Intersegment and related parties	$38.9	0.2	5.2	7.9	5.9	5.3	(63.4)	—
Depreciation, depletion and amortization	$0.4	0.2	1.0	0.5	0.9	0.1	0.1	3.2
Operating income	$1.5	4.2	4.5	6.2	1.7	(0.8)	5.8	23.1
Interest income	$—	—	0.1	—	0.2	—	0.1	0.4
Interest expense (including related parties)	$0.6	—	0.7	0.2	—	—	0.1	1.6
Provision for taxes on income	$0.1	1.4	1.4	2.4	0.7	(0.3)	3.0	8.7
Minority interests in entities of the Combined Group	$—	—	—	—	—	(0.6)	2.5	1.9
Equity in net earnings of affiliated companies	$—	—	—	—	—	—	1.3	1.3
Equity basis investments at March 19	$1.5	—	0.9	—	—	—	10.9	13.3
Assets at March 19	$98.6	65.6	147.7	99.8	121.2	68.1	30.5	631.5
Capital expenditures	$0.3	0.5	0.2	0.9	0.8	0.1	—	2.8

6.	Subsequent Events

Effective March 19, 2007, the Company’s ultimate parent changed when Freeport-McMoRan Copper & Gold Inc. (FCX) acquired PDC. PDC is now a wholly owned subsidiary of FCX.

During the second quarter of 2007, all debt with related parties was paid in full with borrowings from third-party financing. Short-term debt was financed through a line of credit with an interest rate of 1-month LIBOR plus 25 basis points. The Company borrowed $1.5 million with a single repayment due June 2009. This loan bears interest payable monthly at 6-month LIBOR plus 2.34 percent.

During the third quarter of 2007, PDC acquired minority shareholders’ interests in the following entities included in the Combined Group:

	Minority
	Shareholders’	Purchase
Description of Entity	Interests Acquired	Price

CONDUCEN, S.A.	19.64%	$25.7
Electroconductores de Honduras, S.A. de C.V. (Ecohsa)	39.16%	8.4
Cahosa, S.A.	21.92%	0.5
Alambres y Cables de Panama, S.A. de C.V. (Alcap)	21.92%	0.4

Total		$35.0

Allocation of the related purchase price has not been finalized.

On September 12, 2007, FCX announced it had entered an agreement to sell the Company to General Cable Corporation for $735 million, subject to adjustments.

Phelps Dodge International

Notes to Combined Financial Statements
(June 30, 2006)

1.	Background and Basis of Presentation

General

Phelps Dodge International is an operating division of Phelps Dodge Wire & Cable Group (PDWC). PDWC is a fully integrated business unit of Phelps Dodge Corporation (PDC or the Corporation). The combined financial statements include the following entities: Phelps Dodge Brasil, Ltda. (PD Brazil); Cobre Cerrillos S.A. (Cocesa); Phelps Dodge Suzhou Holdings, Inc.; CONDUCEN S.A.; Cables Electricos Ecuatorianos, C.A. (Cablec); Conductores Electricos de Central America, S.A. (Conelca); Electroconductores de Honduras, S.A. de C.V. (Ecohsa); Keystone Electric Wire and Cable Company Limited (equity investee); Phelps Dodge Enfield Corporation; Alambres y Cables de Panama, S.A. (Alcap); Cahosa, S.A.; Phelps Dodge Philippines, Inc. (equity investee); Phelps Dodge Yantai China Holdings, Inc.; Phelps Dodge National Cables Corporation; Phelps Dodge Thailand Limited (PD Thailand); Phelps Dodge International Corporation; Alambres y Cables Venezolanos, C.A. (Alcave); Phelps Dodge Africa Cable Corporation (Africa Cable); and their subsidiaries (the Combined Group or the Company). The Company manufactures energy cables for international markets and manufactures products in factories located in nine countries, including facilities for continuous-cast copper rod and continuous-cast aluminum rod.

The unaudited combined financial information of the Company presented herein has been prepared in accordance with the instructions to Form 10-Q and does not include all of the information and note disclosures required by U.S. generally accepted accounting principles (GAAP). Therefore, this information should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2006. This information reflects all adjustments that are, in the opinion of management, necessary to a fair statement of the results for the interim periods reported. The results of operations for the six months ended June 30, 2006, are not necessarily indicative of the results to be expected for the full year.

The accompanying combined financial statements reflect the results of operations and cash flows of the Company. However, such combined financial statements may not necessarily reflect the Company’s results of operations and cash flows had the Company been a stand-alone company during the period presented. For purposes of these financial statements, the term “related parties” refers to PDC and its affiliates.

PDC Allocations

All allocations and estimates in the combined financial statements are based on assumptions that management believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Company had been operating on a stand-alone basis, separate of PDC.

Insurance Risks

PDC manages general and specific hazard and operational risks on a global basis, including workers’ compensation (except in those states or countries in which, by law, compensation for work-related injury is directed by a governmental agency). Generally, PDC retains risk of loss (through the use of self-insurance, deductibles, and captive insurers) that are reasonably predictable and that do not threaten the financial stability of the Corporation. Insurance is procured for those risks that exceed the ability of the Corporation to fund or absorb within its available working capital, or for which there is little financial benefit in self-insuring. Also, in some countries, certain insurance coverage for foreign operations may be placed locally.

PDC charges the cost of insuring these risks to its operating units. Those costs include insurance premiums, self-insurance reserves, risk financing fees and taxes, and program servicing costs. Independent actuaries are engaged to assure the adequacy of self-insurance reserves for general liability, workers’ compensation liabilities and auto liabilities. Such reserves are established through charges to the operating units and retained in PDC’s accounts. Operating unit charges are based on relevant factors typically used in the insurance industry to establish insurance rates.

The accompanying Combined Statement of Income includes an allocation of the costs from PDC for insuring general and specific hazard and operational risks on a global basis, including workers’ compensation.

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

Employee Benefits

Some entities within the Company administer certain pension and other employee benefit plans directly. In addition, some employees participate in certain pension and other employee benefit plans sponsored by PDC. For those employees (primarily salaried personnel in the United States (U.S.) and certain of those at international locations), separate plan information is not available as PDC manages its plans on a consolidated basis. Therefore, the Company’s pension and other benefit costs reflected in the accompanying combined financial statements include an allocation of PDC’s annual plan costs based on estimated plan assets and other factors being equal to a proportional share of plan obligations incurred by PDC for employees of the Company.

Information Systems Technology

PDC manages information systems technology (IST) on an overall U.S. basis. In addition to costs incurred at the local operating level, PDC charges IST costs to its subsidiaries on the basis of a pre-determined proportion of overall department costs based on usage.

General Corporate Overhead

PDC provides the Company with treasury, tax, legal, internal audit and human resources services, as well as administrative support. PDC estimates that a reasonable allocation of such costs, based on apportionments relative to appropriate transaction volumes or numbers of employees, would approximate $0.5 million, which the Company has recorded in selling and general administrative expenses for the first six months of 2006.

2.	New Accounting Standards

In February 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140,” which eliminates the exemption from applying SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to interests on securitized financial assets so that similar instruments are accounted for similarly regardless of the form. This Statement also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. SFAS No. 155 is effective for all financial instruments acquired or issued in an entity’s first fiscal year beginning after September 15, 2006. The adoption of this Statement is not expected to have a material impact on the Company’s financial reporting and disclosures.

In June 2006, FASB issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 will not have a material impact on the financial statements of the Company.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires recognition of a net liability or asset to report the funded status of defined benefit pension and other postretirement plans on the balance sheet and recognition (as a component of other comprehensive income) of changes in the funded status in the year in which the changes occur. Additionally, SFAS No. 158 requires measurement of a plan’s assets and obligations as of the balance sheet date and additional annual disclosures in the notes to the financial statements. The recognition and disclosure provisions of SFAS No. 158 are effective for fiscal years ending after December 16, 2006, while the requirement to measure a plan’s assets and obligations as of the balance sheet date is effective for fiscal years ending after December 15, 2008. The Company has evaluated SFAS No. 158 and determined that the adoption of the recognition and disclosure provisions at December 31, 2006, will result in the Company recording an increase of $1.3 million to total liabilities with an offsetting decrease to shareholders’ equity.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 establishes a common definition of fair value, provides a framework for measuring fair value under U.S. GAAP and expands disclosure requirements about

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

fair value measurements. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, the adoption of SFAS No. 157 will have on its financial reporting and disclosures.

3.	Income Taxes

Income tax expense in these combined financial statements has been calculated on a separate tax return basis for the Company.

Geographic sources of income before taxes, minority interests in entities of the Combined Group and equity in net earnings of affiliated companies for the six months ended June 30, 2006, follows:

United States	$6.6
Foreign	23.2

$29.8

The provision (benefit) for taxes on income for the six months ended June 30, 2006, follows:

Current:
Federal	$0.7
State	0.1
Foreign	12.0

12.8

Deferred:
Federal	(0.1)
Foreign	(1.2)

(1.3)

$11.5

4.	Employee Benefit Plans

The following table presents the listed components of net periodic benefit cost for the six months ended June 30, 2006, for the Company’s Thailand subsidiary:

Net periodic benefit cost:
Service cost — benefits earned during the period	$0.1
Interest cost on benefit obligation	0.1

Net periodic benefit cost	$0.2

5.	Business Segment Data

The Company produces engineered products principally for the global energy sector. Its operations are characterized by products with internationally competitive costs and quality, and specialized engineering capabilities. Its factories, which are located in nine countries, manufacture energy cables for international markets. The Company has six reportable segments. The reportable segments correspond with the Company’s organizational and management reporting structure.

Unallocated corporate overhead costs, sales office costs, minor investments, dividend income, U.S. taxes, intercompany eliminations, corporate headquarter assets and intercompany accounts are included in Corporate, Other & Eliminations in the segment data presented below.

Phelps Dodge International

Notes to Combined Financial Statements — (Continued)

The following table provides a summary of financial data by business segments for the six months ended June 30, 2006.

							Corporate,
			PD			Africa	Other &
	Cocesca	Conducen	Thailand	Alcave	PD Brazil	Cable	Eliminations	Total

Sales and other operating revenues:
Unaffiliated customers	$52.5	91.5	86.8	58.6	112.9	84.1	45.1	531.5
Intersegment and related parties	$117.6	0.4	9.1	19.3	4.1	—	(150.2)	0.3
Depreciation, depletion and amortization	$0.8	0.3	2.1	0.9	1.9	0.3	0.6	6.9
Operating income	$2.6	3.6	5.5	5.1	6.0	2.4	7.2	32.4
Interest income	$—	0.2	—	—	0.5	—	—	0.7
Interest expense (including related parties)	$1.1	0.1	1.1	2.1	0.3	(0.2)	(0.1)	4.4
Provision for taxes on income	$0.3	(0.7)	3.0	1.5	2.8	0.4	4.2	11.5
Minority interests in entities of the Combined Group	$—	—	—	—	—	0.2	2.3	2.5
Equity in net earnings of affiliated companies	$—	—	0.1	—	—	—	1.2	1.3
Equity basis investments at June 30	$1.3	—	0.8	—	—	—	7.8	9.9
Assets at June 30	$111.9	72.4	122.9	85.2	125.5	58.6	(11.5)	565.0
Capital expenditures	$0.9	0.2	1.3	1.9	1.0	1.3	0.2	6.8

6.	Subsequent Events

Effective March 19, 2007, the Company’s ultimate parent changed when Freeport-McMoRan Copper & Gold Inc. (FCX) acquired PDC. PDC is now a wholly owned subsidiary of FCX.

During the second quarter of 2007, all debt with related parties was paid in full with borrowings from third-party financing. Short-term debt was financed through a line of credit with an interest rate of 1-month LIBOR plus 25 basis points. The Company borrowed $1.5 million with a single repayment due June 2009. This loan bears interest payable monthly at 6-month LIBOR plus 2.34 percent.

During the third quarter of 2007, PDC acquired minority shareholders’ interests in the following entities included in the Combined Group:

	Minority
	Shareholders’	Purchase
Description of Entity	Interests Acquired	Price

CONDUCEN, S.A.	19.64%	$25.7
Electroconductores de Honduras, S.A. de C.V. (Ecohsa)	39.16%	8.4
Cahosa, S.A.	21.92%	0.5
Alambres y Cables de Panama, S.A. de C.V. (Alcap)	21.92%	0.4

Total		$35.0

Allocation of the related purchase price has not been finalized.

On September 12, 2007, FCX announced it had entered an agreement to sell the Company to General Cable Corporation for $735 million, subject to adjustments.